As filed with the Securities and Exchange Commission on January 26, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

 Gaia, Inc.
(Exact name of registrant as specified in its charter)

Colorado	84-1113527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

833 West South Boulder Road
Louisville, Colorado	80027
(Address of principal executive offices)	(Zip code)

Gaia, Inc. 2019 Long-Term Incentive Plan
Gaia, Inc. 2019 Employee Stock Purchase Plan
(Full title of the plan)

Kiersten Medvedich	Copy to:
Chief Executive Officer
Gaia, Inc.	Jason M. Hille
833 West South Boulder Road	Foley & Lardner LLP
Louisville, Colorado 80027	777 East Wisconsin Avenue
(303) 222-3600	Milwaukee, Wisconsin 53202
(Name, address and telephone number, including area code, of agent for service)	(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURUSANT TO GENERAL INSTRUCTION E TO FORM S-8

On April 29, 2019, Gaia, Inc., a Colorado corporation (the “Registrant”), filed a Registration Statement on Form S-8 (Registration No. 333-231112) to register (i) 1,800,000 shares of Class A common stock of the Registrant, par value $0.0001 per share (“Class A Common Stock”), issuable under the Gaia, Inc. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”) and (ii) 300,000 shares of Class A Common Stock issuable under the Gaia, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

Prior to the Registrant’s 2025 Annual Meeting of Shareholders, the Board of Directors of the Registrant approved an amendment to the 2019 Incentive Plan to increase the number of shares of Class A Common Stock available for certain awards under the 2019 Incentive Plan by 700,000, contingent on shareholder approval. In the Registrant’s Proxy Statement for its 2025 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2025, the Board of Directors recommended that the shareholders of the Registrant approve this increase in shares available under the 2019 Incentive Plan.

In May 2025, this increase of shares available under the 2019 Incentive Plan was approved by the shareholders of the Registrant. The purpose of this Registration Statement is to register these 700,000 additional shares of Class A Common Stock issuable under the 2019 Incentive Plan, as amended. There are no changes to the 2019 ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 concerning the 2019 Incentive Plan (Registration No. 333-231112), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Gaiam, Inc. (now known as Gaia, Inc.) dated October 24, 1999 (incorporated by reference to Exhibit 3.1 of Gaia’s Form 10-Q filed August 9, 2016).

3.2
Articles of Amendment to Amended and Restated Articles of Incorporation of Gaiam, Inc. (now known as Gaia, Inc.) dated October 4, 2006 (incorporated by reference to Exhibit 3.2 of Gaia’s Form 10-Q filed August 9, 2016).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Gaia, Inc., dated July 14, 2016 (incorporated by reference to Exhibit 3.3 of Gaia’s Form 10-Q filed August 9, 2016).

3.4	Amended and Restated Bylaws of Gaia, Inc. (incorporated by reference to Exhibit 3.1 of Gaia’s Form 8-K filed May 1, 2023).

3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation of Gaia, Inc., effective May 20, 2024 (incorporated by reference to Exhibit 3.1 of Gaia’s Form 8-K filed May 21, 2024).

4.1	Gaia, Inc. 2019 Long-Term Incentive Plan, dated April 25, 2019 (incorporated by reference to Exhibit A of Gaia’s proxy statement filed March 8, 2019 (No. 000-27517)).

4.2	Gaia, Inc. 2019 Employee Stock Purchase Plan, dated April 25, 2019 (incorporated by reference to Exhibit B of Gaia’s proxy statement filed March 8, 2019 (No. 000-27517)).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, as of January 26, 2026.

GAIA, INC.

By:	/s/ Kiersten Medvedich
Kiersten Medvedich
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of January 26, 2026. Each person whose signature appears below constitutes and appoints Kiersten Medvedich, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as an officer or director of Gaia, Inc. to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Kiersten Medvedich	Chief Executive Officer
Kiersten Medvedich	(Principal Executive Officer)

/s/ Ned Preston	Chief Financial Officer
Ned Preston	(Principal Financial and Accounting Officer)

/s/ Jirka Rysavy	Chairman and Director
Jirka Rysavy

Signature	Title

/s/ Kristin Frank	Director
Kristin Frank

/s/ Keyur Patel	Director
Keyur Patel

/s/ Paul Sutherland	Director
Paul Sutherland

/s/ Anaal Udaybabu	Director
Anaal Udaybabu

/s/ Kimberly Arem	Director
Kimberly Arem